CUSIP No. 03071H 10 0                                          Page 1 of 5 Pages

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b),(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                                (Amendment No. 1)

                                 Amerisafe, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   03071H 10 0
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2006
--------------------------------------------------------------------------------
              Date of Event Which Requires Filing of this Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is Filed:

         [ ] Rule 13d-1(b)
         [ ] Rule 13d-1(c)
         [X] Rule 13d-1(d)


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CUSIP No. 03071H 10 0                                          Page 2 of 5 Pages


--------------------------------------------------------------------------------
1)   Name of Reporting Person                             Welsh, Carson,
     I.R.S. Identification                                Anderson & Stowe
     No. of Above Person                                  VII, L.P.
     (Entities Only)
--------------------------------------------------------------------------------
2)   Check the Appropriate Box                            (a) [ X ]
     if a Member of a Group                               (b) [   ]
--------------------------------------------------------------------------------
3)   SEC Use Only

--------------------------------------------------------------------------------
4)   Citizenship or Place                                 Delaware
     of Organization
--------------------------------------------------------------------------------
Number of                        5)   Sole Voting         -0-
Shares Beneficially                   Power
Owned by Each
Reporting Person
With:
                                 -----------------------------------------------
                                 6)   Shared Voting       -0-
                                      Power
                                 -----------------------------------------------
                                 7)   Sole Dispositive    -0-
                                      Power
                                 -----------------------------------------------
                                 8)   Shared Dis-         -0-
                                      positive Power
                                 -----------------------------------------------
9)   Aggregate Amount Beneficially                        -0-
     Owned by Each Reporting Person
--------------------------------------------------------------------------------
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares
--------------------------------------------------------------------------------
11)  Percent of Class                                     -0-
     Represented by
     Amount in Row (9)
--------------------------------------------------------------------------------
12)     Type of Reporting                                 PN
         Person


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CUSIP No. 03071H 10 0                                          Page 3 of 5 Pages


--------------------------------------------------------------------------------
1)   Name of Reporting Person                             WCAS Healthcare
     I.R.S. Identification                                Partners, L.P.
     No. of Above Person
     (Entities Only)
--------------------------------------------------------------------------------
2)   Check the Appropriate Box                            (a) [ X ]
     if a Member of a Group                               (b) [   ]
--------------------------------------------------------------------------------
3)   SEC Use Only

--------------------------------------------------------------------------------
4)   Citizenship or Place                                 Delaware
     of Organization
--------------------------------------------------------------------------------
Number of                        5)   Sole Voting         -0-
Shares Beneficially                   Power
Owned by Each
Reporting Person
With:
                                 -----------------------------------------------
                                 6)   Shared Voting       -0-
                                      Power
                                 -----------------------------------------------
                                 7)   Sole Dispositive    -0-
                                      Power
                                 -----------------------------------------------
                                 8)   Shared Dis-         -0-
                                      positive Power
                                 -----------------------------------------------
9)   Aggregate Amount Beneficially                        -0-
     Owned by Each Reporting Person
--------------------------------------------------------------------------------
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares
--------------------------------------------------------------------------------
11)  Percent of Class                                     -0-
     Represented by
     Amount in Row (9)
--------------------------------------------------------------------------------
12)     Type of Reporting                                 PN
         Person


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CUSIP No. 03071H 10 0                                          Page 4 of 5 Pages


                Amendment No. 1 to Schedule 13G (Final Amendment)
                -------------------------------------------------

          Reference is hereby made to the statement on Schedule 13G filed with the Securities and Exchange Commission on January 24, 2006 (the "Schedule 13G"). Terms defined in the Schedule 13G are used herein as so defined.

The following items of the Schedule 13G are hereby amended and restated as follows:

Item 4   -     Ownership.

               (a) Amount Beneficially Owned:

               WCAS VII:  -0-
               WCAS HP:  -0-

               (b) Percent of Class:

               WCAS VII:  -0-
               WCAS HP:  -0-

               (c) Number of shares as to which such persons have:

               (i) sole power to vote or to direct the vote: -0-

               (ii) shared power to vote or to direct the vote: -0-

               (iii) sole power to dispose or to direct the disposition of: -0-

               (iv) shared power to dispose or to direct the disposition of: -0-

Item 5 -       Ownership Of Five Percent Or Less Of A Class.

          If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owners of more than five percent of the Common Stock, check the following: [X]

CUSIP No. 03071H 10 0                                          Page 5 of 5 Pages


Signature:

                  After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

                                 WELSH, CARSON, ANDERSON & STOWE VII, L.P.
                                 By:  WCAS VII Partners, L.P., General Partner

                                 By  /s/ Jonathan M. Rather
                                   ---------------------------------------------
                                      General Partner

                                 WCAS HEALTHCARE PARTNERS, L.P.
                                 By:  WCAS HP Partners, General Partner

                                 By  /s/ Jonathan M. Rather
                                   ---------------------------------------------
                                      Attorney-in-Fact

Date: February 7, 2007